Didi Chuxing and Booking Holdings Enter into Strategic Partnership
Booking Holdings Invests US $500 Million in DiDi

Beijing, China and Norwalk, Conn., July 17, 2018-- Didi Chuxing (DiDi), the world's leading one-stop mobile transportation platform, and Booking Holdings (BKNG), the global leader in online accommodations and travel e-commerce, today announced that the two parties have entered into a strategic partnership.

Under the partnership, DiDi and Booking Holdings will leverage their technology capabilities and local operating expertise to offer more comprehensive and personalized quality travel experiences across the world. With the partnership, Booking Holdings’ brands will have the ability to offer on-demand car service through their apps, powered by DiDi, and DiDi customers will have the option to book hotels through Booking.com or agoda. In addition, Booking Holdings has invested USD 500 million in DiDi, recognizing DiDi as a leader in the mobile transportation industry.

Stephen Zhu, Vice President for Strategy of Didi Chuxing, said, "Building on its leadership and expertise in the global online travel market, Booking is championing a digital revolution of travel experience. We look forward to seamlessly connecting every segment of the journey and improving everyone's traveling experience through more collaborative innovation with the Booking brands on product, technology and market development.”

Todd Henrich, SVP and Head of Corporate Development for Booking Holdings, said, "DiDi has clear advantages in technology and scale in the shared mobility industry. We believe that together we can offer smarter transportation services to our brands’ customers, and help DiDi’s customers with seamless access to the products and services the brands in our company provide throughout the world.”

Booking Holdings serves users and partners in more than 220 countries and territories through its major brands including Booking.com, agoda.com, KAYAK, priceline, Rentalcars.com and OpenTable. DiDi offers a full range of app-based transportation services for over 550 million users and continues to innovate in shared mobility and smart transportation across China, South America, Australia and Japan markets.

Through this partnership, the world’s largest online travel platform and the world’s largest mobility platform aspire to develop more customized travel solutions to build a more diversified travel eco-system.

About Booking Holdings
Booking Holdings Inc. (NASDAQ: BKNG) is the world leader in online travel and related services, provided to customers and partners in over 220 countries and territories through six primary brands-Booking.com, KAYAK, priceline, agoda.com, Rentalcars.com and OpenTable. The mission of Booking Holdings is to help people experience the world. For more information, visit BookingHoldings.com.

About Didi Chuxing
Didi Chuxing (“DiDi”) is the world’s leading mobile transportation platform. The company offers a full range of app-based transportation options for 550 million users, including Taxi, Express, Premier, Luxe, Hitch, Bus, Minibus, Designated Driving, Enterprise Solutions, Bike and food delivery. Daily rides have reached 30 million, allowing over 21 million drivers on the DiDi platform to find flexible work and income opportunities.

DiDi is committed to collaborating with cities, the taxi industry and communities to solve the world’s transportation, environmental, and employment challenges with smart transportation innovations. The company is working with a growing alliance of car industry players to build out an auto-solution and operation platform. Globally, DiDi is in a partnership network with Grab, Lyft, Ola, Uber, 99, Taxify, and Careem, reaching over 80% of the world’s population and covering more than 1,000 cities. In 2018, DiDi launched its own-branded mobility services in Mexico and Australia. By continuously improving the user experience and creating social value, DiDi strives to build an open, efficient, and sustainable transportation ecosystem.
For more information, please visit: www.didiglobal.com.